[EXECUTION COPY]




                FIRST AMENDMENT TO MASTER NOTE PURCHASE AGREEMENT



                            Dated as of June 1, 1998

                                     Between

                       STATE OF WISCONSIN INVESTMENT BOARD

                                       AND

               BANDO McGLOCKLIN SMALL BUSINESS LENDING CORPORATION

                                       AND

                      BANDO McGLOCKLIN CAPITAL CORPORATION



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                FIRST AMENDMENT TO MASTER NOTE PURCHASE AGREEMENT

        This First Amendment to Master Note Purchase Agreement is dated as of June 1, 1998, between BANDO McGLOCKLIN SMALL BUSINESS LENDING CORPORATION, a Wisconsin corporation (the "Company"), whose address is P.O. Box 190 (W239 N 1700 Busse Road & Highway J), Pewaukee, Wisconsin 53072-0190, BANDO McGLOCKLIN CAPITAL CORPORATION (the "Parent"), whose address is P.O. Box 190 (W239 N 1700 Busse Road & Highway J), Pewaukee, Wisconsin 53072-0190, and the STATE OF WISCONSIN INVESTMENT BOARD (the "Board"), whose address is P.O. Box 7842 (121 East Wilson Street), Madison, Wisconsin 53707-7842.

                              PRELIMINARY STATEMENT

        A. The Company and the Board executed a Master Note Purchase Agreement dated as of January 1, 1997 (the "Master Note Purchase Agreement"), pursuant to which the Board agreed to purchase from the Company a 90% participation in certain loans (the "Loans") originated by the Company and evidenced by promissory notes (the "Notes") and other loan documents (the "Loan Documents").

        B. The Company and the Board have executed a Third Amended and Restated Credit Agreement (the "Credit Agreement"), of even date herewith, pursuant to which the Board has extended a $10,000,000 secured term loan to the Company.

        C. The Company and the Board now wish to amend certain provisions of the Master Note Purchase Agreement to conform the same to the Credit Agreement.

                                   AGREEMENTS

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Board and the Company agree as follows:

        1. The defined term "Banks" set forth in Section 1.03 of the Master Note Purchase Agreement is amended and restated in full as follows:

             1.03. "Banks" shall mean Firstar Bank Milwaukee, N.A., individually (and as agent for) U.S. Bank National Association, LaSalle National Bank, and Harris Trust and Savings Bank, Huntington Bank and such other lender who qualifies as a "Lender" under the terms of the Revolving Credit Agreement (as hereinafter defined). Any such lender who ceases to be subject to the Revolving Credit Agreement shall cease being considered one of the "Banks" under the terms of this Agreement.

        2. A new defined term is added to the Master Note Purchase Agreement as Section 1.11(a) as follows:


             1.11(a). "Credit Agreement" shall mean that certain Third Amended and Restated Credit Agreement dated as of June 1, 1998 by and between the Board, the Company, and the Parent.

        3. The defined term "Fiscal Year" set forth in Section 1.16 of the Master Note Purchase Agreement is amended and restated in its entirety as follows:

             1.16. "Fiscal Year" shall mean a fiscal year of the Company ending on December 31 of each year.

        4.   The defined term "Intercreditor Agreement" set forth in Section
   1.20 of the Master Note Purchase Agreement is deleted in its entirety.

        5. A new defined term is added to the Master Note Purchase Agreement as Section 1.34(a) as follows:

             1.34(a). "Revolving Credit Agreement" shall mean that certain Credit Agreement dated as of March 11, 1998, by and between the Company and the Banks, which provides for the making by the Banks of up to $60,000,000 in Revolving Credit Loans (as hereinafter defined) to the Company.

        6.   The defined term "Revolving Credit Loans" set forth in Section
   1.35 of the Master Note Purchase Agreement is amended and restated in full as follows:

             1.35. "Revolving Credit Loans" shall mean the revolving credit loans made or to be made to the Company as borrower, and each of the Banks, and such loans that may hereafter be made by lenders who qualify as a "Lender" under the terms of the Revolving Credit Agreement.

        7. Sections 4.09(d) and (e) of the Master Note Purchase Agreement are amended and restated in full as follows:

             (d) No Loan or Loans, when combined with all Loans constituting Collateral under the Credit Agreement, to a single Borrower (including Affiliates of a Borrower) are for an aggregate amount in excess of $4,000,000;

             (e) No Loan or Loans, when combined with all Loans constituting Collateral under the Credit Agreement, consist of more than $8,000,000 in any one industry as classified by the Company consistent with its existing industry classification practices which are set forth on Exhibit F; and

        8. Section 5.01(a) of the Master Note Purchase Agreement is amended and restated in full as follows:

        5.01 Reports.

             (a) Financial Statements. Maintain a standard and modern system of accounting in accordance with sound accounting practice, and furnish to the Board such information respecting the business, assets and financial condition of the Company and the Parent as the Board may reasonably request and, without request furnish to the
        Board:

                  (i) as soon as available, and in any event within 45 days after the end of each quarter, financial statements for the Company and the Parent, including the balance sheet for the Company and the consolidated and consolidating balance sheet of the Parent and its Subsidiaries, as of the end of each such month, and statements of income of the Company and the consolidated and consolidating statements of income of the Parent and its Subsidiaries for each such month and for that part of the fiscal year ending with such month, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and certified as true, correct and complete, subject to review and normal year-end adjustments, by the chief executive officer of the Company;

                  (ii) as soon as available, and in any event within 105 days after the close of each fiscal year, a copy of the detailed annual audit report for such year and accompanying financial statements for the Parent and its Subsidiaries as of the end of such year, containing balance sheets and statements of income, retained earnings and cash flows for such year and for the previous fiscal year and consolidated and consolidating balance sheets, statements of income and cash flows for such year, as audited by independent certified public accountants of recognized standing selected by the Company and satisfactory to the Board, which report shall be accompanied by the unqualified opinion of such accountants to the effect that the statements present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP;

                  (iii)     with the financial statements described in
             Section 5.01(a)(ii), an Officer's Certificate to the effect that (i) a review of the activities of the Company during such period has been made under the supervision of the president of the Company to determine whether the Company has observed, performed and fulfilled each and every covenant and condition in this Agreement, including specifically certifying the Company is in compliance with the Company's loan policies and underwriting standards set forth on Exhibit A and the loan characteristics set forth in Section 4.09 hereof; (ii) no Default has occurred; and (iii) if a Default has occurred, the certificate shall specify the nature thereof and the period of existence thereof and the steps, if any, being undertaken to correct the same;

                  (iv) with the financial statements described in Section
              5.01(a)(ii), at the Company's option, either:  (a)  an audit by the Company's independent certified public accountants of the reconciliation report prepared by the Company for the fiscal year, as required under Section 5.01(c), that such reconciliation accurately presents in all material respects the information therein contained and the year-end balances of the Third Party Loans constituting Collateral as of the end of the fiscal year then ending, individually and in the aggregate and confirms that they have no knowledge of any Third Party Loan Document constituting Collateral being in payment default as of the end of the fiscal year then ended; or, (b) an estoppel letter in substantially the form of Exhibit B attached hereto executed by the borrower under each Third Party Loan constituting Collateral, dated as of the end of the fiscal year then ending, together with a statement of the Company's independent certified public accountants that they have no knowledge of any Third Party Loan constituting Collateral being in payment default as of the end of the fiscal year then ended.

        All financial statements referred to herein shall be complete and correct in all material respects and shall be prepared on a consolidated and consolidating basis, in reasonable detail, and in accordance with GAAP, applied consistently throughout all accounting periods.

        9. Section 5.10 of the Master Note Purchase Agreement is amended and restated in full as follows:

             5.10.     Net Worth.   The Company shall maintain a net
        worth at all times at least equal to the sum of Nineteen Million Five Hundred Thousand Dollars ($19,500,000) plus eighty-five percent (85%) of any increase in the Company's net worth after March 3, 1995 which may result from, inter alia, the receipt of any proceeds (cash or other property) from the issuance by the Company of any shares of its capital stock, the receipt of any capital contributions (cash or other property) from existing or future shareholders of the Company, whether in the form of paid-in capital or otherwise, or the retention of earnings by the Company. For purposes of this Section 5.10, the Company's net worth shall be equal to the aggregate amount of assets less the aggregate amount of liabilities and preferred stock (if any), all according to GAAP definitions. (As presented on the Company's balance sheet, net worth includes common stock, paid-in surplus, treasury stock, undistributed realized earnings, unrealized gain or loss on loans and investments, and realized gain or loss on loans and investments. Any realized or unrealized gain or loss on interest rate swaps are, and shall continue to be, accounted for, as the case may be, as realized or unrealized gain or loss on loans and investments.)

        10. Section 6.04(a)(ii) of the Master Note Purchase Agreement is amended and restated in full as follows:

             (ii) Liens created in favor of the Banks, or any of them, to secure the Revolving Credit Loans and such other indebtedness permitted by Section 6.05(a) hereof;

        11. Section 6.05(a) of the Master Note Purchase Agreement is amended and restated in full as follows:

             (a) Revolving Credit Loans and such other indebtedness to the Banks to the extent provided for or permitted under the Revolving Credit Agreement, provided that the creation of any such indebtedness requiring an amendment to the Revolving Credit Agreement shall require the prior written consent of the Board;

        12. Sections 6.05(b) and (c) of the Master Note Purchase Agreement are deleted in their entirety.

        13. Section 7.04 of the Master Note Purchase Agreement is amended and restated in full as follows:

             7.04. Other Debt. The Company shall: (a) fail to pay when due or within any applicable grace period any Debt owed by the Company to the Board pursuant to the $10,000,000 promissory note dated November 7, 1991, or pursuant to the $10,000,000 promissory note dated June 1, 1998; or (b) fail to pay when due or within any applicable grace period any Debt in excess of $50,000 in the aggregate at any one time outstanding for the Company; or (c) default in the performance of any other term, provision or condition contained in any agreement, including, but not limited to, the Credit Agreement or the Revolving Credit Loans, under which any such Debt described in clause (a) or (b) was created or is governed, the effect of which is to cause to come due prior to its stated maturity, or to permit the holder or holders of the same to call due prior to its stated maturity.

        14. Except as expressly provided herein, the Master Note Purchase Agreement is not modified, amended, or revised, and shall remain in full force and effect. This First Amendment shall not constitute a novation of the Master Note Purchase Agreement.

        15. This First Amendment may be executed by the parties hereto individually or in several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.




                            [SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the Company, the Parent, and the Board have executed this Agreement as of the date first above written.

                                 BANDO McGLOCKLIN SMALL BUSINESS
                                 LENDING CORPORATION
                                 (the "Company")


                                 By:
                                      George R. Schonath
                                      President


                                 BANDO McGLOCKLIN CAPITAL
                                  CORPORATION
                                 (the "Parent")


                                 By:
                                      George R. Schonath
                                      President


                                 STATE OF WISCONSIN INVESTMENT BOARD
                                 (the "Board")



                                 By:
                                      Monica A. Jaehnig
                                      Investment Officer